EXHIBIT 21.1

LIST OF SUBSIDIARIES AND THEIR COUNTRY OR STATE OF INCOPORATION/ORGANIZATION

Name of Subsidiary	State/Country of Incorporation/Organization	Percentage of Voting Securities Owned by Immediate Parent
VTC, LLC d/b/a Total Site Solutions	Maryland	100%

In December 2024, the company dissolved its prior 100% owned subsidiary Vortech, LLC, a Maryland LLC which had no assets, liabilities or operations at the time of its dissolution or at any point during the years ended December 31, 2024 and 2023.